Exhibit 10.1

FLUSHING FINANCIAL CORPORATION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) entered into as of February 5, 2016, by and between Flushing Financial Corporation, a Delaware corporation having its executive offices at 220 RXR Plaza, Uniondale, New York 11556 (the “Holding Company”), and Susan K. Cullen (“Officer”).

W I T N E S S E T H:

WHEREAS, the Holding Company considers the availability of the Officer’s services to be important to the successful management and conduct of the Holding Company’s business and desires to secure for itself the availability of her services; and

WHEREAS, for purposes of securing for the Holding Company the Officer’s continued services, the Board of Directors of the Holding Company (“Board”) has authorized the proper officers of the Holding Company to enter into an employment agreement with the Officer on the terms and conditions set forth herein; and

WHEREAS, the Officer is willing to make her services available to the Holding Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Holding Company and the Officer hereby agree as follows:

Section 1. Employment.

The Holding Company hereby agrees to employ the Officer, and the Officer hereby agrees to accept such employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period.

(a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment (“Employment Period”) established under this section 2. The Employment Period under this Employment Agreement shall be for a term commencing on the date hereof and ending on November 21, 2018, plus such extensions as are provided pursuant to section 2(b) of this Agreement.

(b) On or as of July 1, 2017, and on or as of each July 1 thereafter, the Employment Period shall be extended for one additional year if and only if the Board shall have authorized the extension of the Employment Period prior to July 1 of such year and the Officer shall not have notified the Holding Company prior to July 1 of such year that the Employment Period shall not be so extended. If the Board shall not have authorized the extension of the Employment Period prior to July 1 of any such year, or if the Officer shall have given notice of nonextension to the Holding Company prior to July 1 of such year, then the Employment Period shall not be extended pursuant to this section 2(b) at any time thereafter and shall end on the last day of its term as then in effect.

(c) Upon the termination of the Officer’s employment with the Holding Company, the extensions provided pursuant to section 2(b) shall cease (if such extensions have not previously ceased).

Section 3. Title and Duties.

(a) On the date on which the Employment Period commences, the Officer shall hold the position of Senior Executive Vice President, Treasurer and Chief Financial Officer of the Holding Company with all of the powers and duties incident to such position under law and under the by-laws of the Holding Company. During the Employment Period, the Officer shall: (a) devote her full business time and attention (other than during weekends, holidays, vacation periods and periods of illness or approved leaves of absence) to the business and affairs of the Holding Company and its subsidiaries and use her best efforts to advance the interests of the Holding Company and its subsidiaries, including reasonable periods of service as an officer and/or board member of trade associations, their related entities and charitable organizations; and (b) perform such reasonable additional duties as may be assigned to her by or under the authority of the Board. The Officer shall also serve, for no additional compensation other than the compensation provided in this Agreement, as the Senior Executive Vice President, Treasurer and Chief Financial Officer of Flushing Bank (the “Bank”) and in such additional positions with subsidiaries of the Holding Company to which she may be appointed. The Officer shall have such authority as is necessary or appropriate to carry out her duties under this Agreement.

(b) Upon the termination of the Officer’s employment with the Holding Company for any reason, the Officer shall be deemed to have resigned from all positions that the Officer holds as an officer of the Holding Company, the Bank or any of their respective affiliates, and the Officer agrees to sign any documents reasonably requested by the Holding Company to confirm or effectuate the foregoing.

Section 4. Compensation.

In consideration for services rendered by the Officer under this Agreement:

(a) The Holding Company shall pay to the Officer a salary at an annual rate equal to the greater of (i) $345,000 or (ii) such higher annual rate as may be prescribed by or under the authority of the Board (the “Current Salary”). The Officer will undergo an annual salary and performance review on or about January 1 of each year commencing in 2017. The Current Salary payable under this section 4 shall be paid in approximately equal installments in accordance with the Holding Company’s customary payroll practices.

(b) The Officer shall be eligible to participate in any bonus plan maintained by the Holding Company for its officers and employees.

Section 5. Employee Benefits and Other Compensation.

(a) The Officer shall, during the Employment Period, be entitled to participate in and receive benefits under the Holding Company’s and the Bank’s employee benefit plans and programs, as well as such other compensation plans or programs (whether or not employee benefit plans or programs), as the Holding Company or the Bank may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and in accordance with the Holding Company’s or Bank’s customary practices.

(b) During the Employment Period, the Holding Company shall provide the Officer with a monthly car allowance for so long as the Officer continues to own her current personal automobile, which allowance shall be the exclusive reimbursement for business use of her vehicle. Once the Officer no longer owns her current personal automobile, for the balance of the Employment Period, the Holding Company shall provide the Officer with a suitable automobile for use in the performance of the Officer’s duties hereunder and shall reimburse the Officer for all expenses incurred in connection therewith in accordance with Holding Company policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

(c) The Officer shall be entitled, without loss of pay, to vacation time in accordance with the policies periodically established by the Board for senior management officials of the Holding Company, which shall in no event be less than four weeks in each calendar year. Except as provided in section 7(b), the Officer shall not be entitled to receive any additional compensation from the Holding Company on account of her failure to take a vacation, nor shall she be entitled to accumulate unused vacation from one calendar year to the next except to the extent authorized by the Board for senior management officials of the Holding Company.

Section 6. Working Facilities and Expenses.

The Officer’s principal place of employment shall be at the offices of the Holding Company in Nassau County, New York or at such other location upon which the Holding Company and the Officer may mutually agree. The Holding Company shall provide the Officer, at her principal place of employment, with a private office, secretarial services and other support services and facilities consistent with her position with the Holding Company and necessary or appropriate in connection with the performance of her duties under this Agreement. The Holding Company shall reimburse the Officer for her ordinary and necessary business expenses, including, without limitation, travel and entertainment expenses, incurred in connection with the performance of her duties under this Agreement, upon presentation to the Holding Company of an itemized account of such expenses in such form as the Holding Company may reasonably require. Such reimbursements shall be made in accordance with Holding Company policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

Section 7. Termination with Holding Company Liability.

(a) In the event that the Officer’s employment with the Holding Company shall terminate during the Employment Period on account of:

(i) the Officer’s voluntary resignation from employment with the Holding Company within one year following an event that constitutes “Good Reason,” which is defined as:

(A) the failure of the Holding Company to elect or reelect the Officer to serve as its Senior Executive Vice President, Treasurer and Chief Financial Officer, or such other position as the Officer consents to hold;

(B) the failure of the Holding Company to cure a material adverse change made by it in the Officer’s functions, duties, or responsibilities in her position with the Holding Company, respectively, within sixty days following written notice thereof from the Officer;

(C) the failure of the Holding Company to maintain the Officer’s principal place of employment at its offices in Nassau County, New York or at such other location upon which the Holding Company and the Officer may mutually agree;

(D) the failure of the Board to extend the Employment Period within the times provided in section 2(b); provided, however, that such failure shall not constitute Good Reason until the earlier of 30 days after any determination by the Board that the Employment Period shall not be so extended or August 1 of such year;

(E) the failure of the Holding Company to cure a material breach of this Agreement by the Holding Company within sixty days following written notice thereof from the Officer; or

(F) after a Change of Control (as defined in section 10), the failure of any successor company to the Holding Company to assume this Agreement; or

(ii) the discharge of the Officer by the Holding Company for any reason other than (A) for “Cause” as defined in section 8(b) of this Agreement or (B) the Officer’s death or “Disability” as defined in section 9(a) of this Agreement;

then the Holding Company shall provide the benefits and pay to the Officer as liquidated damages the amounts provided for under section 7(b).

(b) Upon the termination of the Officer’s employment with the Holding Company under circumstances described in section 7(a), the Holding Company shall pay and provide to the Officer:

(i) her earned but unpaid Current Salary as of the date of termination, plus an amount representing any accrued but unpaid vacation time and floating holidays, which amounts shall be paid within thirty days of termination; and her earned but unpaid bonus for the year prior to the year of termination, which shall be paid at the same time as bonuses for such year are paid to active employees;

(ii) (A) if the Officer’s termination of employment occurs after a Change of Control, a pro rata portion of her bonus for the year of termination, determined by multiplying the amount of the bonus earned by the Officer for the preceding calendar year by the number of full months of employment during the year of termination, and dividing by 12, which amount shall be paid within thirty days of termination; or (B) if the Officer’s termination of employment occurs prior to a Change of Control, a pro rata portion of her bonus for the year of termination, determined by multiplying the amount of the bonus which would have been earned by the Officer for the year of termination if she had remained in employment through the end of the year (but only to the extent of achievement of the applicable performance standards for such year) by the number of full months of employment during the year of termination, and dividing by 12, which amount shall be paid at the same time as bonuses for such year are paid to active employees;

(iii) the benefits, if any, to which she is entitled as a former employee under the Holding Company’s employee benefit plans and programs and compensation plans and programs, which shall be paid in accordance with the terms of such plans and programs;

(iv) continued health and welfare benefits (including group life, disability, medical and dental benefits), in addition to that provided pursuant to section 7(b)(iii), to the extent necessary to provide coverage for the Officer for the Severance Period (as defined in section 7(c)). Such benefits shall be provided through the purchase of insurance, and shall be equivalent to the health and welfare benefits (including cost-sharing percentages) provided to active employees of the Holding Company (or any successor thereof) as from time to time in effect during the Severance Period. Where the amount of such benefits is based on salary, they shall be provided to the Officer based on the highest annual rate of Current Salary achieved by the Officer during the Employment Period. If the Officer had dependent coverage in effect at the time of her termination of employment, she shall have the right to elect to continue such dependent coverage for the Severance Period. The benefits to be provided under this paragraph (iv) shall cease to the extent that substantially equivalent benefits are provided to the Officer (and/or her dependents) by a subsequent employer of the Officer;

(v) if the Officer is age 55 or older at the end of the Severance Period, she shall be entitled to elect coverage for herself and her dependents under the Holding Company’s retiree medical and retiree life insurance programs. Such coverage, if elected, shall commence upon the expiration of the Severance Period, and shall continue for the life of each of the Officer and her spouse and for so long as any other of her covered dependents remain eligible. The coverage and cost-sharing percentage of the Officer and her dependents under such programs shall be those in effect under such programs on the date of the Officer’s termination of employment with the Holding Company, and shall not be adversely modified without the Officer’s written consent; and

(vi) a cash lump sum payment in an amount equal to the Current Salary and bonus that the Officer would have earned pursuant to sections 4(a) and 4(b), respectively, if she had continued working for the Holding Company for the Severance Period (basing such bonus on the average bonus, if any, paid to the Officer by the Holding Company under section 4(b) of this Agreement for the three most recent calendar years ended prior to the date of termination, or total calendar years of employment prior to the date of termination if fewer than three years).

The amount payable pursuant to clause (vi) of this Section 7(b) is contingent on the execution by the Officer within 45 days following termination of employment of a general release (and the expiration of any applicable revocation period) in such form as may be provided by the Holding Company and will be paid on the 60th day following termination of employment. Benefits under clauses (iv) and (v) of this Section 7(b) will be continued immediately following termination of employment but will cease if the Officer does not sign the release within 45 days of termination (or revokes the release during any applicable revocation period). The lump sum payable pursuant to clause (vi) of this section 7(b) is to be paid in lieu of all other payments of Current Salary and bonus provided for under this Agreement relating to the period following any such termination and shall be payable without proof of damages and without regard to the Officer’s efforts, if any, to mitigate damages. The Holding Company and the Officer hereby stipulate that the damages which may be incurred by the Officer following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits provided under this section 7(b) are reasonable under the circumstances as a combination of liquidated damages and severance benefits. The Officer shall not be entitled to any payment under this Agreement to make up for benefits that would have been earned under the Bank’s 401(k) Savings Plan and Supplemental Savings Incentive Plan (SSIP) or the Holding Company’s 2014 Omnibus Incentive Plan had she continued working for the Holding Company for the Severance Period.

(c) For purposes of this section 7, the Severance Period means a period of 24 months.

Section 8. Other Terminations.

(a) In the event that the Officer’s employment with the Holding Company shall terminate during the Employment Period on account of:

(i) the discharge of the Officer by the Holding Company for Cause; or

(ii)	the Officer’s voluntary resignation from employment with the Holding Company for reasons other than those constituting a Good Reason;

then the Holding Company shall have no further obligations under this Agreement, other than (A) the payment to the Officer of her earned but unpaid Current Salary as of the date of the termination of her employment, which amounts shall be paid within thirty days of termination; and (B) the provision of such other benefits, if any, to which she is entitled as a former employee under the Holding Company’s employee benefit plans and programs and compensation plans and programs, which shall be paid in accordance with the terms of such plans and programs.

(b) For purposes of this Agreement, the term “Cause” means the Officer’s (i) willful failure to perform her duties under this Agreement and failure to cure such failure within sixty days following written notice thereof from the Holding Company, or (ii) intentional engagement in dishonest conduct in connection with her performance of services for the Holding Company or its subsidiaries or conviction of a felony.

Section 9. Disability or Death.

(a) The Officer’s employment with the Holding Company may be terminated for “Disability” if the Officer shall become disabled or incapacitated during the Employment Period to the extent that she has been unable to perform the essential functions of her employment for 270 consecutive days, subject to the Officer’s right to receive from the Holding Company following her termination due to Disability the following percentages of her Current Salary under section 4 of this Agreement: 100% for the first six months, 75% for the next six months and 60% thereafter for the remaining term of the Employment Period (less in each case any benefits which may be payable to the Officer under the provisions of disability insurance coverage in effect for Holding Company employees), which shall be paid in accordance with the Holding Company’s customary payroll practices. In addition, the Officer shall receive a cash lump sum equal to her earned but unpaid bonus for the year prior to the year of termination, which shall be paid at the same time as bonuses for such year are paid to active employees.

(b) In the event that the Officer’s employment with the Holding Company shall terminate during the Employment Period on account of death, the Holding Company shall promptly (but in any event within ninety days of the date of death) pay the Officer’s designated beneficiaries or, failing any designation, her estate a cash lump sum payment equal to her earned but unpaid Current Salary. In addition, the Holding Company shall pay the Officer’s designated beneficiaries or, failing any designation, her estate her earned but unpaid bonus for the year prior to the year of termination, which shall be paid at the same time as bonuses for such year are paid to active employees.

(c) In the event of the Officer’s termination of employment on account of death or Disability prior to a Change of Control, the Compensation Committee of the Holding Company may, in its sole discretion, award the Officer a bonus for the year of termination, in an amount determined by such Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Holding Company shall pay such bonus to the Officer or, in the event of death, her designated beneficiaries or estate, as the case may be, promptly (but in any event within thirty days) after it is awarded. In the event of the Officer’s termination of employment on account of death or Disability after a Change of Control, the Holding Company shall promptly (but in any event within thirty days after termination) pay the Officer or, in the event of death, her designated beneficiaries or estate, as the case may be, a pro rata portion of her bonus for the year of termination, determined by multiplying the amount of the bonus earned by the Officer for the preceding calendar year by the number of full months of employment during the year of termination, and dividing by 12.

Section 10. Change of Control.

For purposes of this Agreement, the term “Change of Control” means:

(a) the acquisition of all or substantially all of the assets of the Bank or the Holding Company by any person or entity, or by any persons or entities acting in concert;

(b) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Holding Company or of any successor corporation shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board of Directors of the Bank or the Holding Company as of the date of this Agreement and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

(c) the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Act”), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Holding Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

(d) the consummation of a merger or consolidation of the Bank or the Holding Company with another corporation where the stockholders of the Bank or the Holding Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Section 11. Excise Tax.

The Officer shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed (such excise tax being the “Excise Tax” and such code being the “Code”); provided, however, that any payment or benefit received or to be received by the Officer (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Holding Company or its subsidiaries) (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Officer exceeds the net after-tax benefit that would be received by the Officer if no such reduction was made.

The “net after-tax benefit” shall mean (a) the Payments the Officer receives or are then entitled to receive from the Holding Company or its subsidiaries that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income and employment taxes payable by the Officer with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Officer (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of Excise Tax imposed with respect to the payments and benefits described in the preceding paragraph.

Section 12. Restrictive Covenants.

(a) The Officer agrees that at all times during her employment and for a period of one year thereafter, the Officer will not, directly or indirectly, (i) solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Holding Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Holding Company or any of its subsidiaries at any time during the 12 months preceding or following the Officer’s termination of employment, (ii) induce or attempt to induce any employee, consultant or independent contractor of the Holding Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Holding Company or any of its subsidiaries at any time during the 12 months preceding or following the Officer’s termination of employment, to terminate his or her employment with, or otherwise cease his or her relationship with, the Holding Company or its subsidiaries, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert or take away, the business or patronage of (A) any of the clients, customers or accounts of the Holding Company or any of its subsidiaries at the time of the Officer’s termination of employment, or (B) prospective clients, customers or accounts of the Holding Company or any of its subsidiaries at any time during the 12 months preceding the Officer’s termination of employment the solicitation of which the Officer had knowledge at the time of her termination of employment.

(b) The Officer acknowledges that in the performance of her duties under this Agreement, the Officer may learn confidential or proprietary information about the Holding Company and its subsidiaries or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Holding Company or its subsidiaries, including their respective business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). The Officer agrees that at all times during her employment and thereafter, the Officer shall not disclose any Confidential Information to others outside of the Holding Company or its subsidiaries or use such information for her own or someone else’s benefit. The Officer agrees that such Confidential Information may be disclosed within the Holding Company or its subsidiaries only to those individuals who need the information to carry out their business responsibilities.

(c) While employed by the Holding Company and for a period of seven (7) years thereafter, the Officer shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Holding Company or its subsidiaries, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them. Notwithstanding the foregoing, the Officer shall not be prohibited from making any truthful statements in connection with any court proceedings.

(d) The Officer acknowledges and agrees that the restrictions contained in this section 12 are reasonable and necessary protection of the immediate interests of the Holding Company, and any violation of these restrictions would cause substantial injury to the Holding Company and that the Holding Company would not have entered into this Agreement without receiving the protective covenants contained in this section 12. In the event of a breach or a threatened breach by the Officer of these restrictions, the Holding Company will be entitled to an injunction restraining the Officer from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Holding Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

Section 13. No Effect on Employee Benefit Plans or Compensation Programs

Except as expressly provided in this Agreement, the termination of the Officer’s employment during the term of this Agreement or thereafter, whether by the Holding Company or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Holding Company’s employee benefit plans or programs or compensation plans or programs (whether or not employee benefit plans or programs) that the Holding Company may maintain from time to time.

Section 14. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, her legal representatives and estate or intestate distributees, and the Holding Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Holding Company may be sold or otherwise transferred.

Section 15. Notices.

Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer, at her residence address most recently filed with the Company.

If to the Holding Company:

Flushing Financial Corporation

220 RXR Plaza

Uniondale, New York 11556

Attention: Corporate Secretary

Section 16. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 17. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 18. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 19. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

Section 20. Headings.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 21. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof by and between the Holding Company and the Officer. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 22. Funding.

The Holding Company may elect in its sole discretion to fund all or part of its obligations to the Officer under this Agreement; provided, however, that should it elect to do so, all assets acquired by the Holding Company to fund its obligations shall be part of the general assets of the Holding Company and shall be subject to all claims of the Holding Company’s creditors.

Section 23. Required Regulatory Provisions.

Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. section 1828(k) and any regulations promulgated thereunder.

Section 24. Indemnification

The Holding Company shall indemnify the Officer to the full extent permitted by applicable law with respect to the services performed by her under this Agreement (including without limitation her services in connection with the preparation and filing of the annual report on Form 10-K for the 2015 fiscal year) in accordance with the terms of the Holding Company’s charter and By-Laws and the Indemnity Agreement dated August 10, 2015 between the Bank, the Holding Company and the Officer.

Section 25. Compliance with Section 409A

(a) Notwithstanding the provisions of sections 7, 8 and 9, if the Officer is a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Board in accordance with the election made by the Holding Company for determining specified employees, any amounts payable under sections 7, 8 or 9 (and any other payments to which the Officer may be entitled) which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the Officer’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Officer’s termination of employment (or the Officer’s death if sooner), at which time all payments that were suspended shall be paid to the Officer (or her estate) in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment.

(b) Payment or reimbursement of each of the business expense payments or other reimbursements called for by this Agreement with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A).

(d) For purposes of Section 409A, each payment under sections 7, 8 or 9 (and each other severance plan payment) will be treated as a separate payment.

(e) It is intended that this Agreement comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Officer to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

FLUSHING FINANCIAL CORPORATION

By: /s/ John R. Buran
Name: John R. Buran Title: President and CEO

/s/ Susan K. Cullen
Susan K. Cullen